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                                                                       EXHIBIT 5




                                                                    Our File No:
                                                                     11394-94001



                                August 13, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     As legal counsel for Pacific Research & Engineering Corporation, a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 200,000 shares of the Common Stock of the Company which may be issued pursuant to the exercise of options granted under the Pacific Research & Engineering 1996 Omnibus Stock Plan (the "Plan").

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the 200,000 shares of Common Stock which may be issued pursuant to the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears therein.

                                        Respectfully submitted,


                                        /s/ GRAY CARY WARE & FREIDENRICH LLP

                                        GRAY CARY WARE & FREIDENRICH LLP